Exhibit 12

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

(in thousands, except for ratio)

	For the year ended December 31,
	2017	2016		2015		2014	2013

Pretax earnings from continuing operations before adjustment for noncontrolling interests or income (loss) from equity investees	$239,867	$305,361	(1)(2)	$675,657	(3)	$102,726	$62,370

Add:
Interest on indebtedness (excluding capitalized interest)	191,483	190,636		222,542		212,081	215,233
Amortization of debt related expenses (including capitalized interest)	13,326	16,759		21,974		2,025	7,263
Portion of rents representative of the interest factor	7,287	7,076		7,877		8,435	7,888
	451,963	519,832		928,050		325,267	292,754

Distributed income from equity investees	58,189	90,589		126,263		255,532	258,050

Pretax earnings from continuing operations, as adjusted	$510,152	$610,421		$1,054,313		$580,799	$550,804

Fixed charges -
Interest on indebtedness (including capitalized interest)	$205,963	$199,883		$228,160		$213,370	$216,496
Amortization of debt related expenses	8,118	11,837		17,228		(2,631)	2,642
Portion of rents representative of the interest factor	7,287	7,076		7,877		8,435	7,888

Fixed charges	$221,368	$218,796		$253,265		$219,174	$227,026

Ratio of earnings to fixed charges	2.3	2.8		4.2		2.6	2.4

(1) Includes an aggregate gain on liquidation of real estate joint venture interests of $138.5 million.

(2) Includes early extinguishment of debt charges of $45.7 million.

(3) Includes an aggregate gain on liquidation of real estate joint venture interests of $373.8 million.

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands, except for ratio)

	For the year ended December 31,
	2017	2016		2015		2014	2013

Pretax earnings from continuing operations before adjustment for noncontrolling interests or income (loss) from equity investees	$239,867	$305,361	(1)(2)	$675,657	(3)	$102,726	$62,370

Add:
Interest on indebtedness (excluding capitalized interest)	191,483	190,636		222,542		212,081	215,233
Amortization of debt related expenses (including capitalized interest)	13,326	16,759		21,974		2,025	7,263
Portion of rents representative of the interest factor	7,287	7,076		7,877		8,435	7,888
	451,963	519,832		928,050		325,267	292,754

Distributed income from equity investees	58,189	90,589		126,263		255,532	258,050

Pretax earnings from continuing operations, as adjusted	$510,152	$610,421		$1,054,313		$580,799	$550,804

Combined fixed charges and preferred stock dividends -
Interest on indebtedness (including capitalized interest)	$205,963	$199,883		$228,160		$213,370	$216,496
Preferred dividend factor	46,599	53,063		60,103		61,727	65,135
Amortization of debt related expenses	8,118	11,837		17,228		(2,631)	2,642
Portion of rents representative of the interest factor	7,287	7,076		7,877		8,435	7,888

Combined fixed charges and preferred stock dividends	$267,967	$271,859		313,368		280,901	292,161

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.9	2.2		3.4		2.1	1.9

(1) Includes an aggregate gain on liquidation of real estate joint venture interests of $138.5 million.

(2) Includes early extinguishment of debt charges of $45.7 million.

(3) Includes an aggregate gain on liquidation of real estate joint venture interests of $373.8 million.